SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )*


                                 China 3C Group
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    169362100
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 24, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
(*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 169362100
          ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peter Siris

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     35,200

6.   SHARED VOTING POWER

     3,362,635

7.   SOLE DISPOSITIVE POWER

     35,200

8.   SHARED DISPOSITIVE POWER

     3,362,635

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,397,835

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.4%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 16941T104
          ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Guerrilla Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,362,635

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,362,635

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,362,635

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 169362100
          ---------------------

Item 1(a).  Name of Issuer:


            China 3C Group
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            368 HuShu Nan Road
            HangZhou City, Zhejiang Province, China 310014
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Peter Siris
            Guerrilla Capital Management, LLC
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            237 Park Avenue
            9th Floor
            New York, New York 10017
            United States of America
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Peter Siris - United States
            Guerrilla Capital Management, LLC - Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock, $.001 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            169362100
            --------------------------------------------------------------------

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)or
          (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Peter Siris: 3,397,835
          Guerrilla Capital Management, LLC:  3,362,635
----------------------------------------------------------------------

     (b)  Percent of class:

          Peter Siris: 6.4%
          Guerrilla Capital Management, LLC: 6.3%
----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
                Peter Siris: 35,200
                Guerrilla Capital Management, LLC: 0

          (ii)  Shared power to vote or to direct the vote:
                Peter Siris: 3,362,635
                Guerrilla Capital Management, LLC: 3,362,635

          (iii) Sole power to dispose or to direct the disposition of:
                Peter Siris: 35,200
                Guerrilla Capital Management, LLC: 0

          (iv) Shared power to dispose or to direct the disposition of Peter Siris: 3,362,635
                Guerrilla Capital Management, LLC: 3,362,635

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

          N/A
          ----------------------------------------------------------------------

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

          N/A
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below, the reporting persons certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/ Peter Siris*
----------------------------------




GUERRILLA CAPITAL MANAGEMENT, LLC*

By: /s/ Peter Siris
----------------------------------
Name: Peter Siris
Title: Principal




Date:  March 6, 2009




*The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated March 6, 2009 relating to the Common Stock, $.001 par value of China 3C Group shall be filed on behalf of the undersigned.




/s/ Peter Siris*
-----------------------



GUERRILLA CAPITAL MANAGEMENT, LLC

/s/ Peter Siris
-----------------------
By:     Peter Siris
Title:  Managing Member

Date:   March 6, 2009




SK 02550 0001 972554